EXHIBIT 10.1

ISP TECHNOLOGIES Inc.
Hwy 146 & Attwater Ave. PO Box 2141 Texas City Tx 77592-2141	(409) 945 3411

May 5, 2010

United-Guardian, Inc.
230 Marcus Boulevard
Hauppauge, New York 11788

Attention:	Mr. Kenneth H. Globus, Esq., President

Gentlemen:

This letter agreement, when accepted and agreed to by United-Guardian, Inc. (“UGI”) and ISP Technologies Inc. (“ISP”), shall constitute an amendment to the Exclusive Distributor Agreement between UGI and ISP dated July 5, 2000, as amended December 16, 2002 and December 20, 2005, pursuant to which ISP acts as UGI’s (i) exclusive distributor in certain markets and territories and (ii) non-exclusive distributor for certain other markets and territories, for certain of UGI’s specialty chemical products (collectively, the “Agreement”), as more particularly set forth therein.

In consideration of the premises set forth herein, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, UGI and ISP hereby agree to amend the Agreement as follows.

1.           Section 3.1 of the Agreement is hereby deleted in its entirety and the following substituted:

3.1           The initial term of this Agreement shall be deemed to have commenced as of January 1, 2000 and shall continue through and including December 31, 2011, and indefinitely thereafter for successive two (2) year renewal terms unless earlier terminated as provided herein or terminated by either party by written notice given at least sixty (60) days prior to the end of said initial term or any renewal term.

It is understood and agreed the terms “entire term” (Section 2.1) and “term” (Sections 4.2, 6.5 and 14.1) encompass both the initial and any renewal terms of this Agreement.

2.           Section 3.2 of the Agreement is hereby deleted in its entirety.

3.           Section 3.4(a) of the Agreement is hereby amended by deleting the phrase “and the purchase targets set forth in Section 3.2 above, shall be reduced by the parties to reflect such transfer or sale”.

4.           Section 4.1(a) of the Agreement is hereby deleted in its entirety and the following substituted:

(a)           UGI shall have the right to increase the price of a PRODUCT in any calendar year but such increase shall not exceed five percent (5%) of the price last in effect hereunder for that PRODUCT at the end of the previous calendar year.  The parties will discuss in advance and take into consideration market conditions prior to the time any price increase is scheduled to take effect, but this will not affect UGI’s unilateral right to implement the price increase specified herein.  This Section 4.1(a) is subject to any additional price increases that may be implemented by UGI in accordance with Section 4.1(b).  In the event UGI does implement a price increase for any PRODUCT it shall give ISP at least sixty (60) days prior written notice of the same.  All prices are FOB Hauppauge, New York.

5.           Article XIX of the Agreement is hereby amended by deleting the last sentence thereof.

This amendment shall be deemed retroactively effective as of December 31, 2008.

Except as specifically amended hereby, the Agreement shall remain in full force and effect.

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Please confirm UGI’s acceptance of, and agreement to be bound by, the foregoing by signing below where indicated and return one duplicate original of this letter agreement to the undersigned.

Yours very truly,

ISP TECHNOLOGIES INC.

By: /s/ Catherine Joy

Name: Catherine Joy

Title: Vice President

ACCEPTED AND AGREED TO:

UNITED-GUARDIAN, INC.

By: /s/ Ken Globus

Name: Ken Globus

Title: President